Exhibit 99.1

U.S. Physical Therapy Reports Second Quarter and First Six Months 2015 Results

Company Declares $0.15 Per Share Quarterly Dividend

Issues Updated Earnings Guidance for 2015

HOUSTON--(BUSINESS WIRE)--August 6, 2015--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the quarter and six months ended June 30, 2015.

U.S. Physical Therapy’s net income attributable to common shareholders prior to revaluation of redeemable non-controlling interests, net of tax (“operating results”) was $6.3 million for the second quarter of 2015 as compared to $6.4 million in the second quarter of 2014. Diluted earnings per share from operating results were $0.51 in the recent quarter as compared to $0.53 in the comparable 2014 period.

U.S. Physical Therapy’s operating results for the first six months of 2015 were $10.5 million as compared to $10.7 million in the first six months of 2014. Diluted earnings per share from operating results were $0.85 in the first half of 2015 as compared to $0.87 in the comparable 2014 period.

Second Quarter 2015 Compared to Second Quarter 2014

  Net revenues increased 6.5% from $78.2 million in the second quarter of 2014 to $83.3 million in the second quarter of 2015, due to an increase in total patient visits of 8.1% from 718,800 to 776,900 offset by a decrease in the average net revenue per visit to $104.85 for the 2015 second quarter from $106.39 for the 2014 second quarter. Net revenues for new clinics opened or acquired in the past 12 months was $4.4 million.
  Total clinic operating costs were $62.1 million, or 74.6% of net revenues, in the second quarter of 2015, as compared to $56.4 million, or 72.1% of net revenues, in the 2014 period. The increase was primarily attributable to $3.9 million in operating costs of new clinics opened or acquired in the past 12 months. Total clinic salaries and related costs, including those from new clinics, were 53.3% of net revenues in the recent quarter versus 51.3% in the 2014 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.0% for the recent quarter versus 19.4% in the 2014 period. The provision for doubtful accounts as a percentage of net revenues was 1.3% for both periods.
  The gross margin for the second quarter of 2015 was $21.1 million or 25.4%, as compared to $21.8 million or 27.9% for the 2014 period.
  Corporate office costs were $7.6 million in the second quarter of 2015 and 2014. Corporate office costs were 9.1% of net revenues for the 2015 second quarter compared to 9.7% of net revenues for the 2014 period.
  Operating income for the recent quarter was $13.5 million compared to $14.2 million in the 2014 second quarter.
  Interest expense was $0.2 million in the second quarter of 2015 and $0.3 million in the second quarter of 2014.
  The provision for income taxes for the 2015 period was $4.2 million and for the 2014 period $4.5 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 40.0% in the 2015 second quarter and 41.0% in the 2014 second quarter.
  Net income attributable to non-controlling interests was $2.8 million in the recent quarter as compared to $3.0 million in the year earlier period.
  Net income attributable to common shareholders prior to revaluation of redeemable non-controlling interests, net of tax for the three months ended June 30, 2015 was $6.3 million and $6.4 million for the 2014 period. Diluted earnings per share from operating results were $0.51 for the 2015 period and $0.53 for the 2014 period.
  Same store visits increased 2.9% for de novo and acquired clinics open for one year or more and same store revenue increased 1.3% as the average net rate per visit decreased by $1.60.

First Six Months 2015 Compared to First Six Months 2014

  Net revenues increased 8.5% from $148.0 million in the first six months of 2014 to $160.5 million in the first six month of 2015, due to an increase in total patient visits of 9.3% from 1,362,600 to 1,489,700 offset by a decrease in the average net revenue per visit to $105.56 for the first half of 2015 from $106.31 for the 2014 period. Net revenues from new clinics opened or acquired in the past 12 months was $7.1 million.
  Total clinic operating costs were $122.5 million, or 76.3% of net revenues, in the first six months of 2015, as compared to $109.5 million, or 74.0% of net revenues, in the 2014 period. The increase includes $6.4 million in operating costs of new clinics opened or acquired in the past 12 months. Total clinic salaries and related costs, including those from new clinics, were 54.5% of net revenues in the first six months versus 52.7% in the 2014 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.6% for the recent period versus 19.9% in the 2014 period. The provision for doubtful accounts as a percentage of net revenues was 1.3% for the 2015 period and 1.4% in the 2014 period.
  The gross margin for the first six months of 2015 was $38.0 million or 23.7%, as compared to $38.5 million or 26.0% for the 2014 period.
  Corporate office costs were $15.3 million in the first six months of 2015 compared to $14.7 million in the 2014 period. Corporate office costs were 9.5% of net revenues for the 2015 first six months as compared to 10.0% of net revenues for the 2014 period.
  Operating income for the first six months of 2015 was $22.7 million compared to $23.7 million in the 2014 first six months.
  Interest expense was $0.5 million in the first six months of 2015 versus $0.6 million in the first six months of 2014.
  The provision for income taxes for the 2015 period was $7.0 million and for the 2014 period $7.4 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 40.0% in the 2015 first six months and 41.0% in the 2014 first six months.
  Net income attributable to non-controlling interests was $4.8 million for the six months of 2015 as compared to $5.1 million in the year earlier period.
  Net income attributable to common shareholders prior to revaluation of redeemable non-controlling interests, net of tax for the six months ended June 30, 2015 was $10.5 million compared to $10.7 million for the six months ended June 30, 2014. Diluted earnings per share from operating results were $0.85 for the 2015 period and $0.87 for the 2014 period.
  Same store visits increased 3.1% for de novo and acquired clinics open for one year or more and same store revenue increased 2.5%. The average net rate per visit decreased by $0.65.

Chris Reading, Chief Executive Officer, said, “During May and June we experienced an unexpected net rate decline in an otherwise busy patient visits quarter. Management, working together with the affected partnerships, has recently taken a number of operational steps to improve the net rate and appropriately adjust costs. Our updated earnings guidance reflects these actions and the rate change. We continue our emphasis on increasing the workers comp portion of our payor mix. Internal de novo clinic development and particularly prospective acquisition activity is strong.”

Larry McAfee, Chief Financial Officer, noted, “During the quarter, the Company produced excellent net cash flow based on record receivables collections with the average A/R days outstanding at 38 days as of June 30th.”

U.S. Physical Therapy Declares Quarterly Dividend

The third quarterly dividend of 2015 for $0.15 per share will be paid on September 4 to shareholders of record as of August 18.

2015 Earnings Guidance Update

Management currently expects the Company’s earnings from continuing operations for the year 2015 to be in the range of $21.7 million to $22.7 million in net income and $1.75 to $1.83 in diluted earnings per share. Guidance issued previously was for 2015 net income in the range of $22.3 million to $22.9 million and $1.80 to $1.86 in diluted earnings per share.

Please note that management’s guidance range represents projected earnings from existing operations only and excludes future acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

Second Quarter 2015 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, August 6, 2015 to discuss the Company’s Quarter Ended June 30, 2015 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 80627966 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until October 6, 2015.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes as the result of government enacted national healthcare reform;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  governmental and other third party payor investigations and audits;
  compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  transition to ICD-10 coding system;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 501 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 19 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net patient revenues	$81,451	$76,470	$157,258	$144,867
Other revenues	1,837	1,731	3,271	3,101
Net revenues	83,288	78,201	160,529	147,968
Clinic operating costs:
Salaries and related costs	44,398	40,109	87,450	78,051
Rent, clinic supplies, contract labor and other	16,681	15,205	33,006	29,421
Provision for doubtful accounts	1,062	1,054	2,052	2,004
Closure costs	5	(2)	37	11
Total clinic operating costs	62,146	56,366	122,545	109,487
Gross margin	21,142	21,835	37,984	38,481
Corporate office costs	7,593	7,614	15,250	14,746
Operating income	13,549	14,221	22,734	23,735
Interest and other income, net	16	-	24	1
Interest expense	(245)	(332)	(510)	(585)
Income before taxes	13,320	13,889	22,248	23,151
Provision for income taxes	4,203	4,469	6,980	7,408
Net income including non-controlling interests	9,117	9,420	15,268	15,743
Less: net income attributable to non-controlling interests	(2,813)	(2,988)	(4,798)	(5,083)
Net income attributable to common shareholders	$6,304	$6,432	$10,470	$10,660
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.51	$0.53	$0.85	$0.88
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.03)	(0.01)	(0.03)	(0.09)
Basic	$0.48	$0.52	$0.82	$0.79

Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.51	$0.53	$0.85	$0.87
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.03)	(0.01)	(0.03)	(0.09)
Diluted	$0.48	$0.52	$0.82	$0.78
Shares used in computation:
Basic	12,409	12,224	12,362	12,177
Diluted	12,409	12,226	12,362	12,184

Dividends declared per common share	$0.15	$0.12	$0.30	$0.24

U.S. PHYSICAL THERAPY, INC AND SUBSIDIARIES CONSOLIDATED EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Earnings attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$6,304	$6,432	$10,470	$10,660
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(376)	(119)	(376)	(1,086)
	$5,928	$6,313	$10,094	$9,574
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.51	$0.53	$0.85	$0.88
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.03)	(0.01)	(0.03)	(0.09)
	$0.48	$0.52	$0.82	$0.79

Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.51	$0.53	$0.85	$0.87
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	(0.03)	(0.01)	(0.03)	(0.09)
	$0.48	$0.52	$0.82	$0.78

Shares used in computation:
Basic earnings per share - weighted-average shares	12,409	12,224	12,362	12,177
Effect of dilutive securities - stock options	-	2	-	7
Denominator for diluted earnings per share - adjusted weighted-average shares	12,409	12,226	12,362	12,184

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$12,972	$14,271
Patient accounts receivable, less allowance for doubtful accounts of $1,618 and $1,669, respectively	34,830	32,891
Accounts receivable - other, less allowance for doubtful accounts of $198 and $198, respectively	1,338	1,503
Other current assets	6,509	6,186
Total current assets	55,649	54,851
Fixed assets:
Furniture and equipment	43,495	42,003
Leasehold improvements	24,107	22,806
	67,602	64,809
Less accumulated depreciation and amortization	51,098	49,045
	16,504	15,764
Goodwill	170,914	147,914
Other intangible assets, net	24,167	24,907
Other assets	1,086	1,115
	$268,320	$244,551

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$1,451	$1,782
Accrued expenses	19,446	22,839
Current portion of notes payable	800	883
Total current liabilities	21,697	25,504
Notes payable	1,059	234
Revolving line of credit	41,000	34,500
Deferred rent	1,040	991
Other long-term liabilities	10,925	8,732
Total liabilities	75,721	69,961
Commitments and contingencies
Redeemable non-controlling interests	10,585	7,376
Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,635,674 and 14,487,346 shares issued, respectively	146	145
Additional paid-in capital	45,829	43,577
Retained earnings	140,933	134,186
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	155,280	146,280
Non-controlling interests	26,734	20,934
Total equity	182,014	167,214
	$268,320	$244,551

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Six Months Ended June 30,
	2015	2014
OPERATING ACTIVITIES
Net income including non-controlling interests	$15,268	$15,743
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	3,674	2,825
Provision for doubtful accounts	2,052	2,004
Equity-based awards compensation expense	2,206	1,593
Gain on sale or abandonment of assets, net	(13)	34
Excess tax benefit from shared-based compensation	(430)	(215)
Deferred income tax	2,130	2,422
Write-off of goodwill - closed clinic	111	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(2,880)	(4,442)
Decrease (increase) in accounts receivable - other	165	(80)
(Increase) decrease in other assets	(13)	1,540
Decrease in accounts payable and accrued expenses	(3,958)	(774)
Increase in other Long term liabilities	927	404
Net cash provided by operating activities	19,239	21,054
INVESTING ACTIVITIES
Purchase of fixed assets	(2,873)	(2,132)
Purchase of businesses, net of cash acquired	(14,467)	(10,750)
Acquisitions of non-controlling interests	(968)	(4,945)
Proceeds on sale of business and fixed assets, net	72	38
Net cash used in investing activities	(18,236)	(17,789)
FINANCING ACTIVITIES
Distributions to non-controlling interests (including redeemable non-controlling interests)	(4,906)	(4,982)
Cash Dividends to shareholders	(3,723)	(2,932)
Proceeds from revolving line of credit	51,000	77,000
Payments on revolving line of credit	(44,500)	(72,000)
Payment of notes payable	(608)	(575)
Tax benefit from share-based compensation	430	215
Other	5	45
Net cash used in financing activities	(2,302)	(3,229)
Net (decrease) increase in cash and cash equivalents	(1,299)	36
Cash and cash equivalents - beginning of period	14,271	12,898
Cash - end of period	$12,972	$12,934
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$3,835	$3,235
Interest	$460	$657
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$1,350	$400
Revaluation of redeemable non-controlling interests	$627	$1,841

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

March 31, 2014	472
June 30, 2014	486
September 30, 2014	489
December 31, 2014	489

March 31, 2015	494
June 30, 2015	501

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502